FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-203363
April 15, 2016

Nordic Investment Bank

USD 500,000,000 Floating Rate Global Notes due April 25, 2018

Final Term Sheet

Final Terms and Conditions as of April 15, 2016

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	USD 500,000,000 SEC Registered Global
Coupon:	3 month LIBOR + 0.05% per annum, payable quarterly
Interest Payment Dates:	January 25, April 25, July 25 and October 25 in each year, starting on July 25, 2016 up to and including Maturity
Interest Reset Dates:	January 25, April 25, July 25 and October 25 of each year starting on July 25, 2016
Interest Determination Dates:	Second London business day before the interest reset date
Business Day Convention:	Actual/360; modified following (adjusted)
Maturity:	April 25, 2018
Settlement:	April 25, 2016
Public Offering Price:	100%
Lead Managers:	HSBC Bank plc and Merrill Lynch International
Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter
CUSIP / ISIN:	65562QBB0 / US65562QBB05

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000119312516509747/0001193125-16-509747-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515343295/0001193125-15-343295-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515222759/0001193125-15-222759-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515184978/0001193125-15-184978-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312514193792/0001193125-14-193792-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312513218392/0001193125-13-218392-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515126284/0001193125-15-126284-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515222948/0001193125-15-222948-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515225411/0001193125-15-225411-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Bank plc at +1-866-811-8049 or Merrill Lynch International at +1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.